Exhibit 99.1

Enterprise Saddened by Passing
of Chairman Dan L. Duncan

Houston, Texas (March 29, 2010) – Enterprise Products Partners L.P. (NYSE:EPD), Duncan Energy Partners L.P. (NYSE: DEP) and Enterprise GP Holdings L.P. (NYSE: EPE) today announced that chairman Dan L. Duncan passed away last night at his home in Houston.  Mr. Duncan co-founded Enterprise Products Company in 1968 and took Enterprise Products Partners public in July 1998.

“The entire Enterprise family mourns the unexpected passing of Dan Duncan who will be truly missed.  Our thoughts and prayers are with his family,” said Michael A. Creel, Enterprise president and chief executive officer.

A visionary leader, perhaps Mr. Duncan’s most enduring legacy is that of being one of our country’s great supporters of medical research.  Through his generous financial commitments to the Baylor College of Medicine, Texas Children’s Hospital, the University of Texas Health Science Center at Houston, and M.D. Anderson Cancer Center, Mr. Duncan was committed to ensuring that Houston remains a leader in the field of medical research, treatment and prevention of cancer.  Mr. Duncan is survived by his wife, Jan, four children and four grandchildren.

The chief executive officers of Enterprise Products, Enterprise GP Holdings and Duncan Energy, Mr. Creel, Ralph S. Cunningham, and Richard H. Bachmann, respectively, will continue to serve in their roles.  There is no change planned in the ownership or management of the respective partnerships.

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include: 48,700 miles of onshore and offshore pipelines; approximately 190 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.5 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise.  Additional information about Duncan Energy Partners is available online at www.deplp.com.

Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships and it owns the general partner and certain limited partner interests in Enterprise Products

Partners L.P., as well as certain noncontrolling general partner and limited partner interests in Energy Transfer Equity, L.P.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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